Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SSA GLOBAL TECHNOLOGIES, INC.,

GLOBETROT MERGER SUB, INC.,

AND

MAGELLAN HOLDINGS, INC.

Dated as of May 14, 2006

Table of Contents

ARTICLE I DEFINITIONS

ARTICLE II MERGER
Section 2.1	The Merger
Section 2.2	Effective Time of the Merger
Section 2.3	Directors and Officers
Section 2.4	Closing

ARTICLE III CONVERSION OF SECURITIES
Section 3.1	Conversion of Capital Stock
Section 3.2	Payment of Cash Merger Consideration
Section 3.3	Appraisal Rights
Section 3.4	Stock Options
Section 3.5	Further Assurances

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1	Organization and Qualification
Section 4.2	Capitalization; Subsidiaries
Section 4.3	Authorization; Validity of Agreement; Company Action
Section 4.4	Consents and Approvals; No Violations
Section 4.5	Company SEC Documents; Financial Statements
Section 4.6	No Undisclosed Liabilities
Section 4.7	Absence of Certain Changes
Section 4.8	Taxes
Section 4.9	Properties; No Liens
Section 4.10	Intellectual Property
Section 4.11	Products
Section 4.12	Agreements, Contracts and Commitments
Section 4.13	Litigation
Section 4.14	Environmental Matters
Section 4.15	Employee Benefit Plans
Section 4.16	Compliance with Laws
Section 4.17	Permits and Licenses
Section 4.18	Labor Matters
Section 4.19	Insurance
Section 4.20	Information in Proxy Statement
Section 4.21	Opinion of Financial Advisor
Section 4.22	Brokers
Section 4.23	Voting Requirements
Section 4.24	State Takeover Statutes; Anti-takeover Plan
Section 4.25	Related Party Transactions
Section 4.26	Change of Control

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY
Section 5.1	Organization
Section 5.2	Authorization; Validity of Agreement; Necessary Action
Section 5.3	Consents and Approvals; No Violations
Section 5.4	Sufficiency of Funds
Section 5.5	Information in Proxy Statement
Section 5.6	Litigation
Section 5.7	Ownership of Merger Subsidiary; No Prior Activities
Section 5.8	Brokers
Section 5.9	Ownership of Common Shares
Section 5.10	No Other Representations or Warranties

ARTICLE VI COVENANTS
Section 6.1	Interim Operations of the Company
Section 6.2	Confidentiality
Section 6.3	No Solicitation of Other Offers
Section 6.4	Access to Information
Section 6.5	Special Meeting
Section 6.6	Proxy Statement
Section 6.7	Cooperation
Section 6.8	Public Disclosure
Section 6.9	Notification of Certain Matters
Section 6.10	Subsequent Filings
Section 6.11	Communication to Employees
Section 6.12	Indemnification of Officers and Directors; Exculpation
Section 6.13	Employee Benefits
Section 6.14	Modification of Debt Commitment Letter
Section 6.15	Conveyance Taxes
Section 6.16	Company 401(k) Plan
Section 6.17	Freely Available Cash

ARTICLE VII CONDITIONS TO EFFECT THE TRANSACTIONS
Section 7.1	Conditions to Each Party’s Obligation to Effect the Transactions
Section 7.2	Conditions to Parent’s and Merger Subsidiary’s Obligation to Effect the Transactions
Section 7.3	Conditions to the Company’s Obligation to Effect the Transactions

ARTICLE VIII TERMINATION
Section 8.1	Termination
Section 8.2	Effect of Termination
Section 8.3	Fees and Expenses; Termination Fee
Section 8.4	Amendment
Section 8.5	Extension; Waiver

ARTICLE IX MISCELLANEOUS
Section 9.1	No Survival of Representations and Warranties

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Section 9.2	Notices
Section 9.3	Entire Agreement
Section 9.4	No Third Party Beneficiaries
Section 9.5	Assignment
Section 9.6	Interpretation
Section 9.7	Counterparts
Section 9.8	Severability
Section 9.9	Governing Law
Section 9.10	Submission to Jurisdiction
Section 9.11	Remedies; Specific Performance
Section 9.12	Waiver of Jury Trial

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 14, 2006, is made by and among Magellan Holdings, Inc., a Georgia corporation (“Parent”), Globetrot Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), and SSA Global Technologies, Inc., a Delaware corporation (the “Company”). Parent, Merger Subsidiary and the Company are each individually referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have declared this Agreement advisable and approved the merger of Merger Subsidiary with and into the Company, with the Company surviving (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware, as such law is in effect from time to time (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have determined that the Merger is in the best interest of their respective stockholders; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain entities affiliated with Cerberus Capital Management, L.P. and General Atlantic LLC are entering into voting agreements with Parent and Merger Sub (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any offer or proposal from any Person or group of Persons relating to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving the Company or any offer or proposal to acquire in any manner 20% or more of the Company Common Stock, or the assets, securities or other ownership interests of the Company or any of its Subsidiaries representing 20% or more of the consolidated assets, revenues or earnings of the Company and its Subsidiaries, other than the Transactions.

“Action or Proceeding” shall mean actions, suits, proceedings, pleadings, claims, arbitrations, investigations, charges, allegations, complaints or demands.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Appraisal Shares” shall mean Company Common Stock outstanding immediately prior to the Effective Time that are held by any Person that shall not have voted such Company Common Stock in favor of, or consented in writing to, the Merger and shall have timely and properly perfected its appraisal rights in accordance with Section 262 of the DGCL.

“Benefit Plans” shall mean each retirement, pension, savings, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation, incentive or other compensation plan or arrangement or other employee benefit plan, policy, program or arrangement that the Company and its Subsidiaries currently maintain or to which the Company and its Subsidiaries currently contribute or are required to contribute for the benefit of any of its employees or former employees (or dependents or beneficiaries thereof).

“Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks are required or authorized to be closed in New York, New York.

“CAA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“CERCLA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” shall mean any effect, event, circumstance or change  that has resulted or is reasonably likely to result, individually or in the aggregate, in a material adverse effect on (a) the ability of the Company to materially perform its obligations under this Agreement or to consummate the Transactions on a timely basis, or (b) the business, condition (financial otherwise), assets, liabilities or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that solely with respect to clause (b) of this definition, none of the following  effects, events or changes shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  (i) general economic conditions (including conditions in the stock markets or other capital markets) or developments or changes therein (other than any such condition that has a disproportionate effect on the Company and its Subsidiaries), (ii) conditions in the industry in which the Company and its Subsidiaries operate or developments or changes therein (other than any such condition that has a disproportionate effect on the Company and its Subsidiaries), (iii) any change in the market price or trading volume of the Company Common Stock after the date hereof, (iv) any effect, event, circumstance or change resulting from the public announcement of this Agreement or the Transactions (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any material loss of employees, in each case to the extent resulting from the public announcement of this Agreement or the Transactions), (v) any effect, event, circumstance or change resulting from compliance by the Company with its covenants and agreements contained in this Agreement, (vi) any effect, event, circumstance or change resulting from any actions taken or omitted to be taken by or at the express written request or with the express written consent of Parent or Merger Subsidiary, (vii) any effect, event, circumstance or change resulting from a change in applicable Law or accounting regulation or principle (other than any such effect, event, circumstance or change that has a disproportionate effect on the Company and its Subsidiaries), (viii) any effect, event, circumstance or change resulting from failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement, (ix) any effect, event, circumstance or change resulting from acts of God, war or terrorism (other than any such effect, event, circumstance or change that has a disproportionate effect on the Company and its Subsidiaries) or (x) any effect, event or change resulting from any litigation brought or threatened by the Company Stockholders (whether on behalf of the Company or otherwise) arising out of or in connection with the announcement of this Agreement or the consummation of the Merger; provided, further, that the Parties acknowledge and agree that any underlying effect, event, circumstance or change that causes or results in the effect, event, circumstance or change referred to in clause (iii) or (viii) shall not be excluded by operation of clause (iii) or (viii) and such effect, event, circumstance or change contributing to the effect, event, circumstance or change referred to clause (iii) or (viii) shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect.

“Company Permits” shall mean permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from Governmental Entities necessary for the ownership of assets and the lawful conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated.

“Company SEC Documents” shall mean all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed or furnished by the Company with or to the SEC under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date of this Agreement).

“Company Stockholders” shall mean the record holders of the Company Common Stock.

“Confidentiality Agreement” shall mean the letter agreement, dated as of March 21, 2006, by and between the Company and Golden Gate Private Equity, Inc., as in effect from time to time.

“Contract(s)” shall mean any written or oral contract, agreement, instrument, arrangement, note, bond, mortgage, indenture, guarantee, license, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement applicable to a Person or any of its properties or assets.

“Copyrights” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Current Versions” shall mean the current version and all currently supported versions of the Products.

“Customer Agreement” shall mean any binding agreement between the Company or any of its Subsidiaries on the one hand, and a customer of the Company or any such Subsidiary, on the other hand, with respect to a Product, under which the Company or any such Subsidiary is currently receiving revenue or has received revenue within the last 12 months.

“CWA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Documentation” shall mean all documentation and written narratives of all procedures used in the operation or maintenance of, and customer support with respect to, a Product.

“Environmental Law” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (“CERCLA”), the Clean Air Act, 42 U.S.C. 7401 et seq., as amended (“CAA”), the Clean Water Act, 33 U.S.C. 1251 et seq., as amended (“CWA”), the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., as amended (“OSHA”), any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances and all common law imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Permits” shall mean, collectively, all permits, licenses and/or approvals required under applicable Environmental Laws to operate the business of the Company and its Subsidiaries as currently operated and as currently contemplated.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” shall mean any entity which, together with Parent, Merger Subsidiary and the Company, as the case may be, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to a party hereto) incurred by a Party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained by the Company, any Subsidiary of the Company or any of the Company’s Affiliates outside of the United States of America primarily for the benefit of employees of the Company or any of its Subsidiaries residing outside of the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Freely Available Cash” means unrestricted cash on hand of the Company and its Subsidiaries as of immediately prior to the Effective Time less (a) any unpaid Expenses of the Company or any of its Subsidiaries, (b) the amount of any Change of Control Payments, (c) the cost of the “tail” policy contemplated by Section 6.12(c) and (d) the amount of any unpaid Taxes and fees described in Section 6.15; provided, that cash shall only constitute unrestricted cash on hand of the Company if (i) the transfer of such cash to the Company (from any Subsidiaries of the Company) or into the Payment Fund does not result in any Tax obligations to the Company or any of its Subsidiaries and (ii) such cash can be distributed, contributed or otherwise delivered to the Company (from any Subsidiary of the Company) and into the Payment Fund in accordance with all applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis during the periods involved.

“Governmental Approval” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Governmental Directive” shall mean any judgment, order, decree or directive by or at the request of any Governmental Entity.

“Governmental Entity” shall mean any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court, instrumentality or arbitrator.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Company Representations” shall mean those representations and warranties of the Company contained in Sections 4.2(a), 4.22 and 4.26.

“Indebtedness” shall mean, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds or debentures, (c) capitalized leases classified as indebtedness of such Person under GAAP, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (f) all indebtedness of another Person referred to in clauses (a) through (e) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, (g) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, and (h) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person.

“Intellectual Property” shall mean all foreign and domestic (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, “Trademarks”), (b) inventions, discoveries, and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”), (c) confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”), (d) published and unpublished works of authorship (including computer software) whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), (e) electronic data processing, information, record keeping, communications, telecommunications, networking, account management, inventory management and other applications, software, hardware and equipment (including all databases, firmware and related documentation), and Internet websites and related content, and (f) all claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Knowledge” shall mean (a) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the officers of the Company listed on Schedule 1.1(a) hereto, and (ii) with respect to Parent and Merger Subsidiary, the actual knowledge (without independent inquiry or investigation) of the officers of Parent listed on Schedule 1.1(b) hereto.

“Law(s)” shall mean (a) any provisions of any domestic (federal, state or local) or foreign statute, law, rule, regulation or ordinance applicable to a Person, and (b) any order, judgment, writ, injunction or decree entered by a Governmental Entity naming a Person or binding on such Person or its business or assets.

“Leased Real Property” shall mean, collectively, all material real property leased or subleased (whether as tenant or subtenant) by the Company or any of its Subsidiaries.

“Licensed Intellectual Property” shall mean all material third-party Intellectual Property that the Company or one or more of its Subsidiaries is licensed or otherwise permitted by other Persons to use, distribute, resell, sublicense or otherwise commercially exploit.

“Lien(s)” shall mean any lien, claim, pledge, security interest or other charge, title, imperfection or encumbrance.

“Merger Subsidiary Common Stock” shall mean the common stock, par value $0.01 per share, of Merger Subsidiary.

“Options” shall mean any options to purchase Company Common Stock outstanding as of the Closing Date.

“OSHA” shall have the meaning ascribed to such term within the definition of Environmental Law.

“Owned Intellectual Property” shall mean Intellectual Property owned by the Company or its Subsidiaries.

“Patents” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Paying Agent” shall mean the bank or trust company, which shall be located in the United States of America, designated by Parent (with the consent of the Company, not to be unreasonably withheld, conditioned or delayed) to act as paying agent for the holders of Certificates in connection with the Merger and to receive the Cash Merger Consideration to which holders of Certificates shall become entitled pursuant to Sections 3.1(c) and 3.2.

“Payment Fund” shall mean cash in an aggregate amount equal to the aggregate Cash Merger Consideration payable in accordance with Section 3.1(c), which funds, prior to disbursement in accordance with the terms of this Agreement, shall be invested by the Paying Agent as directed by Parent.

“Permitted Lien(s)” shall mean (a) Liens reflected in the Company’s consolidated balance sheet as of January 31, 2006 contained in the Company SEC Documents (including the notes thereto), including, without limitation, Liens securing the Company’s obligations in respect of the Credit Agreement, dated as of September 22, 2005, among the Company, the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, (b) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (c) Liens of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business which are not material in amount, (d) Liens imposed by applicable Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (e) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent or being contested in good faith by appropriate proceedings which are not material in amount or which are set forth in the Company Disclosure Letter, (f) Liens that relate to zoning, entitlement and other land use and Environmental Laws, and (g) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, in each case, which would not reasonably be expected to materially interfere with or materially impair the conduct of the business of the Company or any of its Subsidiaries.

“Person(s)” shall mean any individual, partnership (general or limited), joint venture, corporation, trust, estate, limited liability company, association, joint-stock company, unincorporated organization or Governmental Entity.

“Products” shall mean the computer software products marketed, sold, licensed, supported, serviced or maintained by the Company or any of its Subsidiaries, together with all modifications, updates, corrections and enhancements to past and current versions of such products, in existence as of the date hereof, and versions of such products currently under development, and any and all English and foreign language versions of such products, in each case, to the extent applicable, including the source code and object code versions of such computer software, and all Documentation relating thereto.

“Proxy Statement” shall mean the definitive proxy statement of the Company mailed to the Company Stockholders in connection with this Agreement and the Transactions, as amended or supplemented.

“Registered” shall mean issued, registered, renewed or the subject of a pending application.

“Representative(s)” shall mean with respect to any Person, such Person’s Affiliates, officers, directors, employees, representatives, advisors, consultants, investment bankers, attorneys, accountants, financing sources and other agents.

“Required Merger Consents” shall mean, collectively, all approvals, consents or waivers under the Company Material Contracts that may be required under the terms thereof with respect to the Transactions.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Special Meeting” shall mean a special meeting of the Company Stockholders for the purpose of considering and taking action upon the adoption of this Agreement.

“Stock Plan” shall mean the Company’s 2003 Equity Incentive Plan.

“Subsequent Filings” shall mean, collectively, all subsequent filings made after the date of this Agreement amending or superseding any Company SEC Documents (including any statements or schedules therein) and any forms, reports, schedules, statements, registration statements, proxy statements, or other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed with the SEC after the date of this Agreement.

“Subsidiary” shall mean, with respect to any Person, any partnership (general or limited), joint venture, corporation, trust, estate, limited liability company, association, joint-stock company, unincorporated organization or other entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean any Acquisition Proposal that (i) the Company’s Board of Directors determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company Stockholders than the Transactions (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal),  and (ii) is reasonably capable of being consummated (taking into account such factors as the Board of Directors of the Company deems appropriate, which factors shall include any legal, financial and regulatory aspects of such proposal and the Person making the proposal).

“Tax Return” shall mean any tax return, statement, form or report (including any election, declaration, disclosure, schedule, estimate and information Tax return and other information required to be supplied to a taxing authority in connection with any Tax) relating to any Tax, including any amendments thereof.

“Tax” shall mean any tax, charge, duty, fee, levy or other similar assessment or liability (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, customs, capital stock, occupation, severance, windfall profits, stamp, license, social security and other taxes imposed by any Governmental Entity, and any interest, fine, penalty, assessment or addition to tax resulting from, attributable to or incurred in connection with any of the foregoing.

“Trade Secrets” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Trademarks” shall have the meaning ascribed to such term within the definition of Intellectual Property.

“Transactions” shall mean all of the transactions contemplated by this Agreement, including, without limitation, the Merger.

“Transfer Regulations” shall mean the Transfer of Undertakings (Protection of Employment) Regulations 1981 or such legislation enacted in any relevant jurisdictions pursuant to the EC Directive 77/187/EEC (the “Acquired Rights Directive”).

“U.S. Benefit Plan” shall mean each Benefit Plan covering, or providing benefits to, employees of the Company and its Subsidiaries based in the United States or to which ERISA or the Code is applicable.

“WARN Act” shall mean the Workers Adjustment Retraining Notification Act, 29 U.S.C. §§ 2101, et seq, as amended.

In addition to the foregoing definitions, the following terms shall have the definitions specified in the section of the Agreement listed below:

Defined Terms	Section

401(k) Plan	6.16
Agreement	Preamble
Cash Merger Consideration	3.1(c)
Cash Merger Shares	3.1(c)
Certificate of Merger	2.2
Certificates	3.2(b)(i)
Change of Control Payments	4.26
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Disclosure Letter	Article IV
Company Expense Reimbursement	8.3(b)
Company Material Contracts	4.12(a)
Company Termination Fee	8.3(c)
D&O Cap	6.12(c)
Debt Commitment Letter	5.4
Debt Financing	5.4
DGCL	Recitals
Effective Time	2.2
Environmental Claims	4.14(d)
Financing	6.7(c)
Indemnified Parties	6.12(a)
Indemnified Party	6.12(a)
Insurance Policies	4.19
Merger	Recitals
Merger Subsidiary	Preamble
Option Consideration	3.4
Parent	Preamble
Parent Termination Fee	8.3(d)
Parties	Preamble
Party	Preamble
Preferred Stock	4.2(a)
Real Property Lease	4.9(d)
Retained Employees	6.13
SEC Contracts	4.12(a)
Surviving Corporation	2.1
Termination Date	8.1(b)
Voting Agreements	Recitals

ARTICLE II

MERGER

Section 2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable provisions of the DGCL, at the Effective Time, Parent, Merger Subsidiary and the Company shall consummate the Merger pursuant to which (a) Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of Merger Subsidiary shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the DGCL, (c) the separate corporate existence of the Company with all of its rights, powers and franchises shall continue unaffected by the Merger, (d) the Amended and Restated Certificate of Incorporation, as amended, of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached hereto as Exhibit A, and as so amended shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL, and (e) the Company shall take all requisite action so that the bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time and in the form attached hereto as Exhibit B, shall be the bylaws of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL. The Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

Section 2.2            Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the Company shall prepare, execute, and on the Closing Date shall cause to be filed with the Secretary of State of the State of Delaware, the Certificate of Merger in such form as is required by the relevant provisions of the DGCL (the “Certificate of Merger”), together with all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger, compliant in all respect with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware or at such later time as is established by the Parties and set forth in the Certificate of Merger (the “Effective Time”).

Section 2.3            Directors and Officers. The Company shall take all requisite action so that the directors of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation. The Company shall take all requisite action so that the officers of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

Section 2.4            Closing.

(a)           Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VII, the closing of the Merger (the “Closing”), shall take place at 10:00 a.m. on a date to be specified by the Parties, which shall be no later than two Business Days following (i) the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VII, other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable Law) of those conditions and (ii) the date the proceeds of the financing contemplated by the Debt Commitment Letter are made available to Parent and Merger Subsidiary (or any alternative financing arrangement entered into pursuant to Section 6.14) (the “Closing Date”), at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, unless another date, place or time is agreed to in writing by the Parties.

(b)           Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, Parent shall deliver to the Company all of the following:

(i)             a certificate executed on behalf of Parent by an officer thereof, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company certifying as to the incumbency and signatures of the officers of Parent executing this Agreement; and

(ii)            the certificate contemplated by Section 7.3(a).

(c)           Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, Merger Subsidiary shall deliver to the Company all of the following:

(i)             a copy of the Certificate of Incorporation of Merger Subsidiary, with all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)            a certificate of good standing of Merger Subsidiary, issued as of a recent date by the Secretary of State of the State of Delaware;

(iii)           a certificate of the Secretary or an Assistant Secretary of Merger Subsidiary, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) the certificate of incorporation and the bylaws of Merger Subsidiary, and (B) the incumbency and signatures of the officers of Merger Subsidiary executing this Agreement; and

(iv)          the certificate contemplated by Section 7.3(a).

(d)           Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, the Company shall deliver to Parent and Merger Subsidiary all of the following:

(i)             a copy of the Amended and Restated Certificate of Incorporation of the Company, with all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)            a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

(iii)           a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent certifying as to (A) the Amended and Restated Certificate of Incorporation, as amended, and Bylaws of the Company, and (C) the incumbency and signatures of the officers of the Company executing this Agreement;

(iv)          the certificate contemplated by Section 7.2(a); and

(v)           a certificate executed on behalf of the Company’s transfer agent as to the number of issued and outstanding shares of Company Common Stock on the Closing Date.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.1            Conversion of Capital Stock. At and as of the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Company Stockholders or the stockholder of Merger Subsidiary:

(a)           Capital Stock of Merger Subsidiary. Each issued and outstanding share of Merger Subsidiary Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall be the only issued and outstanding capital stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the same number of shares of common stock of, the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Subsidiary-Owned Stock. All Company Common Stock that is owned by the Company or by any of its wholly-owned Subsidiaries or held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Exchange of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 3.1(b), and (ii) any Appraisal Shares) (including each outstanding share of restricted Company Common Stock, whether or not the Company’s repurchase right has fully lapsed) shall be converted into the right to receive an amount in cash equal to $19.50 per share of Company Common Stock (the “Cash Merger Consideration”), payable to the holder thereof in accordance with Section 3.2. The shares of Company Common Stock converted into the right to receive the Cash Merger Consideration are hereinafter referred to collectively as the “Cash Merger Shares”. All such Cash Merger Shares, from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate formerly representing any Cash Merger Shares shall cease to have any rights with respect thereto, except the right to receive the

Cash Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest.

Section 3.2            Payment of Cash Merger Consideration.

(a)           Paying Agent. At least five Business Days prior to the Effective Time, Parent shall designate the Paying Agent, which Paying Agent shall be reasonably acceptable to the Company. At the Effective Time, Parent shall deposit the Payment Fund in trust with the Paying Agent. The Payment Fund shall be invested by the Paying Agent as directed by Parent. The Paying Agent shall, pursuant to irrevocable instructions provided by Parent and reasonably acceptable to the Company, make the payments referred to in Section 3.1(c) and this Section 3.2 out of the Payment Fund. The Payment Fund shall not be used for any other purpose. If the Payment Fund is insufficient to pay all of the amounts required to be paid pursuant to Section 3.1(c) and this Section 3.2, Parent, from time to time after the Effective Time, shall promptly deposit in trust additional cash with the Paying Agent sufficient to make all such payments.

(b)           Exchange Procedures.

(i)            No later than five Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Cash Merger Shares (collectively, the “Certificates”), whose shares of Company Common Stock were converted pursuant to Section 3.1(c) into the right to receive the Cash Merger Consideration, (A) a letter of transmittal (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form), and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Cash Merger Consideration.

(ii)           Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be reasonably appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, together with any other items specified by the letter of transmittal or otherwise reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive, within five Business Days of the surrender of such Certificate, in exchange therefor, the Cash Merger Consideration for each Cash Merger Share represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall be deemed, for all purposes, to evidence only the right to receive upon surrender of such Certificate the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(c) and this Section 3.2. No interest will be paid or will accrue in respect of any cash payable upon the surrender of any Certificate.

(iii)          If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(c) and this Section 3.2; provided, that Parent may require the Person to whom any such Cash Merger Consideration is to be paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to Parent against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(iv)          If payment of Cash Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the books of the Company, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of Cash Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Cash Merger Shares such amounts as may be required to be deducted and withheld therefrom under the Code or any other applicable Law relating to Taxes. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate Governmental Entity on behalf of such Person.

(v)           The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of the Cash Merger Consideration for the Cash Merger Shares.

(c)           No Further Transfer or Ownership Rights in Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to Company Common Stock and there shall be no further registration of transfers of the Company Common Stock on the records of the Surviving Corporation or its transfer agent and, if any Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Appraisal Shares. All Cash Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock exchanged for Cash Merger Consideration theretofore represented by such Certificates.

(d)           Termination of Fund; No Liability. At any time following the date which is the eighteen month anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any and all interest and other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) with respect to the Cash Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; provided, however, that such holders shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable Law. Any portion of the

Payment Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Government Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Parent nor the Paying Agent shall be liable to any Person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws.

Section 3.3            Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Appraisal Shares shall not be converted into or represent the right to receive Cash Merger Consideration in accordance with Sections 3.1(c) and 3.2, but rather each of the Appraisal Shares shall represent only the right to receive payment of the appraised value of such Appraisal Shares in accordance with applicable provisions of the DGCL; provided, however, that if any holder of Appraisal Shares shall (a) fail to properly perfect its appraisal rights as provided in the DGCL, or (b) otherwise shall waive, withdraw or lose the right to appraisal under the DGCL, then such Appraisal Shares shall thereupon be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive Cash Merger Consideration otherwise payable in accordance with Sections 3.1(c) and 3.2, without any interest thereon. The Company shall give Parent (a) prompt written notice of any demand for appraisal received by the Company, the withdrawal of any such demand, and any other notice or instrument delivered or served relating to appraisal or dissenters’ rights pursuant to the DGCL, and (b) the opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (a) make any payment with respect to any demand for appraisal, (b) offer to settle or settle any such demand for appraisal, (c) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (d) agree to do any of the foregoing.

Section 3.4            Stock Options. The Company shall take all requisite actions so that each outstanding Option (whether or not then vested or exercisable) granted under the Stock Plan or otherwise, shall be cancelled as of the Effective Time, and each such outstanding Option shall represent solely the right to receive, in accordance with this Section 3.4, a cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Option and shall no longer represent the right to purchase Company Common Stock or any other equity securities of the Company, Parent, the Surviving Corporation or any other Person or any other consideration. Each holder of an Option shall receive from the Surviving Corporation, in respect and in consideration of each Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (net of applicable withholding Taxes) equal to the excess, if any, of (a) the Cash Merger Consideration over (b) the exercise price per share of such Option, multiplied by the total number of shares of Company Common Stock subject to such Option, without any interest thereon (the “Option Consideration”). In the event that the exercise price per share of such Option is equal to or greater than the Cash Merger Consideration, such Option shall be cancelled without consideration and have no further force or effect. Notwithstanding any other provision of this Agreement to the contrary, payment of Option Consideration to be made pursuant to this Section 3.4 following the Effective Time may be withheld in respect of any Option until a written acknowledgement, in a form mutually agreed to by Parent and the Company, is obtained from the holder of such Option.

Section 3.5            Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any agreements, documents, deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are hereby authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement and applicable Law, to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company has delivered to Parent a Disclosure Letter, dated the date hereof (the “Company Disclosure Letter”), the receipt of which has been acknowledged in writing thereon by Parent. The Company Disclosure Letter is arranged in sections and subsections corresponding to the sections and subsections of this Article IV, but to the extent it is reasonably apparent from a reading of any disclosures contained therein that such disclosures also qualify or apply to any other representations or warranties, then such disclosures shall be deemed to modify such other representations and warranties. The Company hereby represents and warrants to Parent and Merger Subsidiary, except as expressly set forth in the corresponding sections and subsections of the Company Disclosure Letter, as follows:

Section 4.1            Organization and Qualification. The Company and each of its Subsidiaries is an entity duly organized, validly existing and, except as set forth on Section 4.1 of the Company Disclosure Letter, in corporate good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and as currently contemplated. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in corporate good standing as a foreign entity, in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company has, prior to the date of this Agreement, delivered to Parent true, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended, and the Bylaws of the Company and the comparable governing documents of each of the Company’s Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement, except where the failure to be in full force and effect would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 4.2            Capitalization; Subsidiaries.

(a)           The authorized capital stock of the Company consists of (i) 450,000,000 shares of Company Common Stock, and (ii) 125,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of the close of business on April 28, 2006, (a) with respect to Company Common Stock, 70,076,829 shares of Company Common Stock were issued and outstanding, no shares of Company Common Stock were issued and held in the treasury of the Company and 10,758,589 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options, and (b) with respect to Preferred Stock, no shares are issued and outstanding, or held in the treasury of the Company. Since April 28, 2006 and through the date of this Agreement, no shares of Company Common Stock have been issued, other than issuances upon exercise of outstanding Options. Section 4.2(a) of the Company Disclosure Letter sets forth the exercise price, grant date and number of shares of Company Common Stock subject to all outstanding Options and the grant date for all shares of restricted Company Common Stock. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding Options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase or redeem any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(b)           Section 4.2(b) of the Company Disclosure Letter sets forth a list of the Subsidiaries of the Company and, for each such Subsidiary, the holder(s) of the capital stock of, or other equity interests in, such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned, of record and beneficially, directly or indirectly, by the Company or one or more of its Subsidiaries, in each case free and clear of all Liens, other than Permitted Liens. No shares of capital stock of, or ownership interests in, any of the Company’s Subsidiaries are reserved for issuance.

(c)           There are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries under the Securities Act.

Section 4.3            Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, and, subject to obtaining Company Stockholder approval thereof to the extent required by the DGCL and the Company’s Amended and Restated Certificate of Incorporation, as amended, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the

Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by its Board of Directors, and, except for obtaining the approval of the Company Stockholders described in Section 4.23, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement and each instrument required hereby to be executed and delivered by the Company prior to the Effective Time have been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Subsidiary and any other parties thereto, each of them is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, or (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4            Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions and the compliance by the Company with the applicable provisions of this Agreement will not:

(a)           assuming the approval of the Company Stockholders described in Section 4.23 is obtained, violate or conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation, as amended, or the Bylaws of the Company or the comparable governing documents of any of its Subsidiaries;

(b)           require any Governmental Approval, except for (i) the filing by the Company of a pre-merger notification and report form under the HSR Act and the expiration or termination of any waiting periods under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement, and (B) such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) the Governmental Approvals set forth in Section 4.4(b) of the Company Disclosure Letter, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and all other filings with appropriate Governmental Entities under the DGCL and other applicable Law, and (v) Government Approvals which, if not obtained, would not reasonably be expected to (A) prevent or materially delay the ability of the Company to perform in all material respects its obligations under this Agreement, or (B) result, individually or in the aggregate, in a Company Material Adverse Effect;

(c)           result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or give rise to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Company Material Contract, except for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to (i) prevent or materially delay the ability of the Company to perform in all material respects its obligations under this Agreement, or (ii) result, individually or in the aggregate, in a Company Material Adverse Effect; or

(d)           assuming that all Governmental Approvals set forth in Section 4.4(b) of the Company Disclosure Letter have been obtained and all filings described in Section 4.4(b) have been made, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets may be bound, except such violations or conflicts that would not reasonably be expected to (i) prevent or materially delay the ability of the Company to perform in all material respects its obligations under this Agreement, or (ii) result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 4.5            Company SEC Documents; Financial Statements.

(a)           Except as set forth in Section 4.5 of the Company Disclosure Letter, the Company has timely filed with or furnished to, as applicable, the SEC all Company SEC Documents. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, each as in effect on the date so filed. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Subsidiary relating to Parent, Merger Subsidiary or any Affiliate thereof (other than the Company or any of its Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           Each of (i) the consolidated balance sheets included in the Company SEC Documents (including the related notes and schedules) was prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof, and (ii) the related consolidated statements of earnings, cash flows and stockholders’ equity included in the Company SEC Documents (including the related notes and schedules) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly present in all material respects, the results of operations and cash flows of the Company and its Subsidiaries for the periods indicated (subject, in the case of each of clause (i) and (ii), to normal and/or recurring year-end adjustments and the absence of full footnote disclosure in the case of unaudited financial statements, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect).

Section 4.6            No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities, except liabilities (a) liabilities disclosed in the Company Disclosure Letter (but excluding any liability related to or arising under a breach of any agreement or instrument disclosed in this Agreement or in the Company Disclosure Letter to the extent the liability relating to or arising under such breach is not specifically disclosed), (b) disclosed in Section 4.6 of the Company Disclosure Letter, (c) accrued and reserved against on the Company’s January 31, 2006 balance sheet or disclosed in the notes thereto included in the

Company SEC Documents, (d) incurred in the ordinary course of business since January 31, 2006, (e) incurred under any Contract to which the Company or any of its Subsidiaries is a party, other than liabilities due to a breach by the Company or such Subsidiary thereunder or (f) that would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 4.7            Absence of Certain Changes. Except as contemplated by this Agreement, since January 31, 2006, (a) the Company has conducted, and has caused its Subsidiaries to conduct, their respective businesses only in the ordinary course of business consistent with past practice, (b) there has not occurred any event, change or occurrence that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect and (c) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has taken or authorized any action which, if taken or authorized after the date of this Agreement, would required the consent of Parent pursuant to Section 6.1(a), (b), (c), (f), (g)(i), (g)(ii), (g)(v), (h) or (j), other than in the case of Section 6.1(c), the issuance of Options that are included in Section 4.2(a) of the Company Disclosure Letter.

Section 4.8            Taxes.

(a)           Except as set forth in Section 4.8(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has (i) timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, each of the Company and its Subsidiaries, (ii) has paid all Taxes (whether or not shown to be due on such Tax Returns) and (iii) has made adequate provision in accordance with GAAP in the Company’s financial statements for payment of all Taxes that have not been paid in respect of all taxable periods or portions thereof ending on or before the date hereof.

(b)           Since the date of the most recently filed Company SEC Documents, neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c)           Except as set forth in Section 4.8(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of its Subsidiaries which has not been resolved.

(d)           Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver that will be in effect as of the Closing Date extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries or is presently contesting any material Tax liability of the Company or any of its Subsidiaries in any administrative or judicial proceeding.

(e)           All Taxes which the Company and each or any of its Subsidiaries is (or was) required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(f)            There are no tax sharing, allocation, indemnification or similar agreements (other than agreements or understandings that do not relate solely or primarily to Tax matters but that include tax indemnity provisions) in effect as between the Company or any of its Subsidiaries and any other party under which Parent, Merger Subsidiary, the Company or any of the Company’s Subsidiaries could be liable for any Taxes of any party after the Closing Date.

(g)           There is no Contract or other arrangement, plan or agreement by or with the Company or any of its Subsidiaries covering any Person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its Subsidiaries that would not be deductible by the Company or such Subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

(h)           The Company and each of its Subsidiaries have made available to Parent and Merger Subsidiary true, complete and correct copies of each of the U.S. federal income tax returns filed on behalf of the Company and each of its Subsidiaries for the 2002, 2003 and 2004 tax years.

Section 4.9             Properties; No Liens.

(a)           Neither the Company nor any of its Subsidiaries owns any material real property.

(b)           The Company and each of its Subsidiaries has a valid ownership interest (or leasehold interest in the case of leased assets), in (i) all of its material tangible properties and assets, including all such properties and assets reflected in the Company’s consolidated balance sheet as of January 31, 2006 contained in the Company SEC Documents, except as indicated in the notes thereto or as sold or otherwise disposed of in the ordinary course of business after such date, and (ii) all the material tangible properties and assets that have been purchased by the Company or any of its Subsidiaries since January 31, 2006, except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business prior to the date hereof, in each case free and clear of all Liens, except for Permitted Liens.

(c)           Section 4.9(c) of the Company Disclosure Letter contains a true and complete list of all Leased Real Property. Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, the Company (or a Subsidiary thereof, as the case may be), has a valid leasehold estate in each Leased Real Property, free and clear of all Liens (except Permitted Liens), and the Company (or a Subsidiary thereof, as the case may be), has exclusive possession of each Leased Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

(d)           Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, (i) each lease pursuant to which the

Company leases (as a lessee) any Leased Real Property (each lease, including all amendments thereto, a “Real Property Lease”) is in full force and effect and is valid and enforceable in accordance with its terms, and (ii) there is no material default under any Real Property Lease either by the Company or the Subsidiary of the Company party thereto or, to the Company’s Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company or any of its Subsidiaries thereunder.

Section 4.10          Intellectual Property.

(a)           Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) material Registered Owned Intellectual Property, and (ii) material Licensed Intellectual Property or license agreements relating thereto (other than computer software that is readily commercially available for $10,000 or less). To the Company’s Knowledge, except as set forth in Section 4.10(a) of the Company Disclosure Letter, all Owned Intellectual Property is valid, subsisting and enforceable and no Owned Intellectual Property has been abandoned or cancelled (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Company’s or its Subsidiaries’ rights thereto.

(b)           The Company and its Subsidiaries own or have the right to use all material Intellectual Property used in the business of the Company and its Subsidiaries. The Owned Intellectual Property and Licensed Intellectual Property constitute all Intellectual Property necessary to operate the business of the Company as currently conducted. Except as set forth in Section 4.10(b) of the Company Disclosure Letter, no Person other than the Company has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property.

(c)           Except as set forth in Section 4.10(c) of the Company Disclosure Letter, no suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding is pending alleging that the Company or any of its Subsidiaries has violated any Intellectual Property rights of any Person, and to the Company’s Knowledge, no claim has been threatened or asserted against the Company or any of its Subsidiaries alleging a violation of any Intellectual Property rights of any Person. To the Company’s Knowledge, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated any Intellectual Property rights.

(d)           The Company and the Subsidiaries are in compliance with, and have conducted their business so as to comply with, all material terms of all agreements for Licensed Intellectual Property.

(e)           Except as set forth in Section 4.10(e) of the Company Disclosure Letter, the Company has no Knowledge that any Person is violating any Owned Intellectual Property. Except as set forth in Section 4.10(e) of the Company Disclosure Letter, no Suit is pending concerning the Owned Intellectual Property, and to the Company’s Knowledge no such Suit has been threatened or asserted within the last two years.

(f)            The Company and its Subsidiaries have taken all commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in their businesses. To the Company’s Knowledge, none of the Company Trade Secrets have been disclosed to any Person unless such Person executed confidentiality agreements prohibiting the unauthorized use or disclosure of such Company Trade Secrets.

Section 4.11          Products.

(a)           Except as set forth in Section 4.11(a) of the Company Disclosure Letter, the Company (or a Subsidiary thereof, as the case may be), is the sole and exclusive owner of the Products (excluding Licensed Intellectual Property).

(b)           To the Company’s Knowledge, the Current Versions of the Products meet all material contractual terms and materially comply with all written warranties provided to any customers who purchase or license, or have purchased or licensed, such Current Versions of the Products from the Company, its Subsidiaries or their agents, provided that such customers are using a Current Version and have a current maintenance or support agreement in effect. To the Company’s Knowledge, the Current Versions of the Products do not contain any viruses, Trojan horses or other computer instructions, intentional devices or techniques that are designed to threaten, infect, disrupt, damage, disable or infiltrate a computer system or any component of such computer system.

(c)           To the Company’s Knowledge, the source code for the Current Versions of the Products will compile into executable object code and such executable object code is capable of performing the material functions described in the applicable Documentation. The Company or the Subsidiaries have taken commercially reasonable steps to protect the source code for the Current Versions of the Products as Trade Secrets of the Company or the Subsidiaries.

(d)           No Person has a license to use or the right to acquire a license to use any future version of the Products, except for customer rights to obtain licenses to future versions of the Products pursuant to existing Customer Agreements.

(e)           To the Company’s Knowledge, no Customer Agreement or other agreement currently in force obligates the Company or any of its Subsidiaries to develop or provide any specific improvement, enhancement, change in functionality or other alteration in the performance of the Products, other than Customer Agreements that provide for Product support services entered into in the ordinary course of business consistent with past practice.

Section 4.12          Agreements, Contracts and Commitments.

(a)           Except for Contracts filed as exhibits to Company SEC Documents pursuant to Item 601 of Regulation S-K and listed on the exhibit index to the Company’s annual report on Form 10-K for the fiscal year ended July 31, 2005 (“SEC Contracts”), or as disclosed in Section 4.12 of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract currently in effect and of the following nature (collectively, the “Company Material Contracts”):

(i)            Contracts, (other than Licensed Intellectual Property) that involve the performance by the Company or any of its Subsidiaries of services of an amount or value (as measured by the revenue derived therefrom during the fiscal year ended July 31, 2005) in excess of $4 million annually, unless terminable by the Company or its Subsidiaries without material penalty;

(ii)           Contracts (A) for the sale of assets of the Company or any of its Subsidiaries involving aggregate consideration of $1 million or more (other than this Agreement and licenses of Products in the ordinary course of business), or (B) for the grant to any Person of any preferential rights to purchase any material amount of assets or any material asset of the Company or any of its Subsidiaries;

(iii)          Contracts for the acquisition, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, any business or Person or assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

(iv)          Contracts (including loan agreements, credit agreements, notes, bonds, mortgages or other agreements, indentures or instruments) relating to Indebtedness of the Company or its Subsidiaries (excluding trade payables arising in the ordinary course of business consistent with past practice, intercompany indebtedness whether or not shown on the Company’s balance sheet as of January 31, 2006 included in the Company SEC Documents and immaterial leases for telephones, copy machines, facsimile machines and other office equipment);

(v)           Contracts relating to material loans or advances (other than advances to employees in the ordinary course of business), or investments in, any Person (other than the Company or its Subsidiaries), or Contracts relating to the making of any such loans, advances or investments or any Contracts involving a sharing of profits (other than bonus arrangements with employees entered into in the ordinary course of business consistent with past practice);

(vi)          Contracts which create in writing a joint venture, partnership or similar arrangement (including any franchising agreement) which is material to the Company and its Subsidiaries, taken as a whole;

(vii)         Contracts relating to any material Company Permits;

(viii)        Contracts containing covenants purporting to materially restrict the Company or any of its Subsidiaries from competing with or otherwise legally or contractually restraining, limiting or impeding the Company’s or any of its Subsidiaries’ ability to compete with any Person or conduct any business or line of business;

(ix)           Contracts providing for exclusive arrangements between the Company or any of the Subsidiaries and any other Person to license, sublicense, sell, use or distribute any of the Products;

(x)            Contracts required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(xi)           Contracts required to be filed under Item 601(b)(10) of Regulation S-K under the Securities Act.

(b)           Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, (i) neither the Company nor any or its Subsidiaries is in breach under any Company Material Contract, and (ii) each Company Material Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and, to the Company’s Knowledge, each other party thereto, except to the extent that (A) enforceability may be subject to or otherwise limited by applicable bankruptcy, insolvency, or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally or the remedy of specific performance, or (B) specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

Section 4.13          Litigation.

(a)           Except as set forth in Section 4.13 of the Company Disclosure Letter, there are no Actions or Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, which would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(b)           Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Governmental Directive which would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 4.14          Environmental Matters.

(a)           The operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws, except for such noncompliance that would not be reasonably expected to result, individually or in the aggregate,  in a Company Material Adverse Effect.

(b)           Each of the Company and its Subsidiaries has obtained and is in compliance with all necessary permits or authorizations required under applicable Environmental Laws, except for such failure to have, or noncompliance with, such permits or authorizations that would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(c)           To  the Company’s Knowledge, the Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substances defined as hazardous under any applicable Environmental Law at or from any of the properties now or previously owned or operated by the Company and its Subsidiaries (and no such property is contaminated by any such substance) so as to give rise to any liabilities (contingent or otherwise) pursuant to CERCLA or any other applicable Environmental Laws that could reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(d)           No claims have been asserted against the Company or any of its Subsidiaries under any applicable Environmental Law (“Environmental Claims”), nor has the Company or any of its Subsidiaries received written notice of any threatened or pending Environmental Claims against the Company or any of its Subsidiaries and, to the Company’s Knowledge, there is no valid basis for any such Environmental Claim that could reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 4.15          Employee Benefit Plans.

(a)           Section 4.15(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all Benefit Plans. The Benefit Plans are in compliance in all material respects with the requirements of all applicable Laws and each Benefit Plan has been operated, maintained and administered in material compliance with its terms. There are no pending, nor, to the Company’s Knowledge, has the Company or any of its Subsidiaries received written notice of any threatened, Actions or Proceedings, against or otherwise involving any of the Benefit Plans and their assets (other than routine claims for benefits).

(b)           (i) Any U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS regarding its qualification and no Benefit Plan has been amended since the effective date of its most recent determination letter prior to the end of its remedial amendment period, in any respect that would result in its disqualification, (ii) any U.S. Benefit Plan providing for health and welfare benefits is fully insured, (iii) no reportable event (as defined in Section 4043(c) of ERISA) has occurred or is expected to occur with respect to any U.S. Benefit Plan, (iv) no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations, or (v) except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any U.S. Benefit Plan, or has engaged in a “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA and not otherwise exempt under Section 408 of ERISA). Except as set forth on Section 4.15(b) of the Company Disclosure Letter, no Benefit Plan exists that, as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), (i) could result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) accelerate the time of payment or vesting or result in any payment of compensation or benefits under, or increase the amount payable pursuant to, any of the Benefit Plans, other than with respect to vesting of Options and restricted Company Common Stock contemplated by this Agreement.

(c)           Except as set forth in Section 4.15(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any Affiliate of the Company maintains or is required to contribute to any Foreign Pension Plan to which the Company would have any material liability.

(d)           Except as required under Section 4980B of the Code or other applicable Law, neither the Company nor any of its Subsidiaries has any obligation to provide post-retirement or post-termination of employment, health or life benefits to current or former employees.

(e)           The Company has made available to Parent and Merger Subsidiary true and complete copies of the Benefit Plans in locations in which the Company or its Subsidiaries have more than 100 employees, together with all amendments thereto, and to the extent applicable (i) all current summary plan descriptions or other written communications concerning the extent of benefits provided under a Benefit Plan, (ii) the annual report on Internal Revenue Service Form 5500-series, including any attachments thereto, for each of the last three plan years; (iii) the most recent accountant’s report, if any, (iv) the most recent Internal Revenue Service determination letter, (v) the most recent actuarial report and audited financial reports, and (vi) any related trust agreement or other funding instrument.

(f)            No Benefit Plan is subject to Title IV of ERISA and neither the Company nor its Subsidiaries has any liability under such Benefit Plan that remains unsatisfied.

(g)           Except as disclosed in Section 4.15(g) of the Company Disclosure Letter, neither the Benefit Plans nor any other arrangement obligates the Company or any of its Subsidiaries to pay any material separation, severance, termination or similar benefit, accelerate any vesting schedule, or alter the timing of any benefit payment, in whole or in part, as a result of the Transactions or, in whole or in part, as a result of a change in control or ownership within the meaning of any Benefit Plan (or any other arrangement) or Section 280G of the Code.

Section 4.16          Compliance with Laws. Neither the Company nor any of its Subsidiaries are in material violation of, nor have any of them received written notice alleging any such violation with respect to, any applicable provisions of any Laws applicable to the conduct of their businesses or the ownership or operation of their properties or assets. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct the same.

Section 4.17          Permits and Licenses. The Company and each of its Subsidiaries have obtained and have complied in all material respects with, and are in compliance in all material respects with, all Company Permits. Except as set forth in Section 4.17 of the Company Disclosure Letter, there has not occurred any default under any such Company Permit and no Action or Proceeding has been filed or commenced against any of them alleging any failure to so comply. There are no material written understandings or waivers between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other, with respect to any Company Permit.

Section 4.18          Labor Matters.

(a)           Except as set forth in Section 4.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

(b)           Except as set forth in Section 4.18(b) of the Company Disclosure Letter, (i) there is no material pending, or to the Company’s Knowledge threatened, labor strike, or dispute, walkout, work stoppage, slow-down or lockout involving employees of the Company or any of its Subsidiaries, (ii) as of the date hereof, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries, either pending or, to the Company’s Knowledge, threatened, (iii) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et seq.) exists or, to the Company’s Knowledge, is threatened with respect to the Company’s or any of its Subsidiaries’ operations, (iv) there are no material claims by OSHA against the Company or any of its Subsidiaries, and (v) except as set forth in Section 4.18(b) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge threatened, in writing with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company.

(c)           Neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Subsidiary, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, and none of the affected employees has suffered an “employment loss” (as defined in the WARN Act) since ninety days prior to the date hereof. Neither the Company nor any of its Subsidiaries has incurred any material liability under the WARN Act or similar state Laws which remains unpaid of unsatisfied.

(d)           Except as set forth in Section 4.18(d) of the Disclosure Letter, (i) the Company and its Subsidiaries are in material compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder and (ii) the Company and its Subsidiaries are in material compliance with all Laws governing the employment of its employees, including, but not limited to, all such Laws relating to wages, hours, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

Section 4.19          Insurance. Section 4.19 of the Company Disclosure Letter lists all material insurance policies maintained by the Company and its Subsidiaries (collectively, the “Insurance Policies”). Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, all Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect thereto.

Section 4.20          Information in Proxy Statement. The Proxy Statement, when distributed or otherwise disseminated to the Company Stockholders, as applicable, will comply in all material respects with all applicable requirements of the Exchange Act and other applicable Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.5, none of the information included or incorporated by reference in the Proxy Statement, any amendment or supplement thereto or any other proxy solicitation materials filed with the SEC by the Company in connection with the Transactions, when mailed to the Company Stockholders and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the date of the Special Meeting any event occurs which is required to be disclosed in an amendment or supplement to the Proxy Statement, the Company shall file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and any other applicable Laws.

Section 4.21          Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated May 14, 2006, a true, complete and correct signed copy of which has been delivered to Parent by the Company and addressed to the Special Committee for Parent’s informational purposes only and not as a beneficiary of such opinion, to the effect that, as of the date of such written opinion and on the basis of and subject to the assumptions set forth therein, the Cash Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view and such opinion in its entirety has not been withdrawn or modified as of the date of this Agreement. The Company has been authorized by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to permit the inclusion of such fairness opinion in its entirety in the Proxy Statement.

Section 4.22          Brokers. No agent, broker, firm or other Person acting on behalf of the Company or any of its Subsidiaries, other than J.P. Morgan Securities Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., is or will be entitled to any advisory commission or broker’s or finder’s fee from any of the Parties (or their respective Affiliates) in connection with this Agreement or the Transactions. All amounts paid, or which are or will be payable, to J.P. Morgan Securities Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. arising out of or in connection with the Transactions are set forth in full in the fee arrangement described in Section 4.22 of the Company Disclosure Letter.

Section 4.23          Voting Requirements. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock held by Company Stockholders is the only vote of the holders of any class or series of the Company’s capital stock or other securities of the Company necessary under applicable Law or stock exchange (or similar self-regulatory organization) regulations to adopt this Agreement.

Section 4.24          State Takeover Statutes; Anti-takeover Plan. The Board of Directors of the Company has taken any and all requisite action so that neither the restrictions on “business combinations” set forth in Section 203 of the DGCL, nor any other “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws of any state other than the State of Delaware, will apply to this Agreement, to the Merger, to the Voting Agreements or any of the other Transactions. Neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover plan,” or any similar plan, device or arrangement, and neither the Board of Directors of the Company nor the Board of Directors (or similar governing body) of any of its Subsidiaries has adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.25          Related Party Transactions. Except as set forth in Section 4.25 of the Company Disclosure Letter, to the Company’s Knowledge, no director, officer or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) participating in any material transaction to which the Company or any of its Subsidiaries is a party or (ii) otherwise a party to any Company Material Contract, arrangement or understanding with the Company or any of its Subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Benefit Plans, all as described in the Company Disclosure Letter.

Section 4.26          Change of Control. Section 4.26 of the Company Disclosure Letter sets forth a description of any compensation or remuneration of any kind or nature which is or may become payable to any employee of the Company or any of its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (the “Change of Control Payments”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUBSIDIARY

Each of Parent and Merger Subsidiary hereby represents and warrants to the Company that:

Section 5.1            Organization. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and currently contemplated. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business, and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be expected to materially impair the ability of either Parent or Merger Subsidiary to consummate the Transactions. Each of Parent and Merger Subsidiary has, prior to the date of this Agreement, delivered to the Company true, complete and correct copies of its certificate of incorporation and the bylaws, in each case as amended and in full force and effect as of the date of this Agreement.

Section 5.2            Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by the Board of Directors of each of Parent and Merger Subsidiary, and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Subsidiary, no other corporate action on the part of Parent or Merger Subsidiary is necessary to authorize the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by them of the Transactions. This Agreement and each instrument required hereby to be executed and delivered prior to the Effective Time has been duly executed and delivered by each of Parent and Merger Subsidiary, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Subsidiary, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3            Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Merger Subsidiary does not, and the consummation by Parent and Merger Subsidiary of the Transactions and the compliance by Parent and Merger Subsidiary with the applicable provisions of this Agreement will not:

(a)           violate or conflict with or result in any breach of any provision of the certificate of incorporation or the bylaws of Parent or Merger Subsidiary;

(b)           require any Governmental Approval, except for (i) the filing by Parent of a pre-merger notification and report form under the HSR Act and the expiration or termination of any waiting periods under the HSR Act, (ii) Governmental Approvals with respect to the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and all other filings with the appropriate Governmental Entities under the DGCL and other applicable Law, and (iv) other Government Approvals which, if not obtained, would not reasonably be expected to prevent or materially delay the ability of the Parent or Merger Subsidiary to perform in all material respects their obligations under this Agreement;

(c)           result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or give rise to a loss of any benefit or right to which Parent or Merger Subsidiary is entitled under, any provision of any material Contract to which Parent or Merger Subsidiary are a party, except for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to prevent or materially delay the ability of Parent or Merger Subsidiary to perform in all material respects their obligations under this Agreement;

(d)           assuming that all Governmental Approvals set forth in Section 5.3(b) have been obtained and all filings described in Section 5.3(b) have been made, violate or conflict with any Laws applicable to Parent, Merger Subsidiary or by which any of their properties or assets may be bound, except for such violations or conflicts that would not reasonably be expected to prevent or materially delay the ability of the Parent or Merger Subsidiary to perform in all material respects their obligations under this Agreement.

Section 5.4            Sufficiency of Funds. Parent has delivered to the Company true and complete copies of a fully executed commitment letter (the “Debt Commitment Letter”) from JP Morgan Chase Bank, N.A., J.P. Morgan Securities Inc., Credit Suisse and Credit Suisse Securities (USA) LLC to Parent to provide the debt financing described therein to Parent in the amounts described therein (the “Debt Financing”). The proceeds from the Debt Financing, together with the other sources of funds shown on Annex I to Exhibit C to the Debt Commitment Letter, will be sufficient to provide financing to Parent in respect of the Uses of Funds shown on Annex I to Exhibit C to the Debt Commitment Letter. The Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, subject to the termination or expiration thereof in accordance with its terms. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would, individually or in the aggregate, constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letter. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter or that the Debt Financing described in the Debt Commitment Letter will not be available to it on the Closing Date. Parent has fully paid any and all commitment fees or other fees, if any, required by the Debt Commitment Letter to be paid on or before the date of this Agreement. The Debt Commitment Letter has not been amended or modified except as permitted by this Agreement and, as of the date hereof, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. There are no conditions precedent or other similar contingencies to obtaining the initial funding of the full amount of the Debt Financing to be made available on the Closing Date as described in the Debt Commitment Letter, other than as set forth in the Debt Commitment Letter.

Section 5.5            Information in Proxy Statement. None of the information supplied or to be supplied by Parent and Merger Subsidiary in writing, expressly for inclusion or incorporation by reference in the Proxy Statement, any amendment or supplement thereto or any other documents filed with the SEC by the Company in connection with the Transactions, when supplied to the Company, when filed with the SEC and, in case of the Proxy Statement, when mailed to the Company Stockholders and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Subsidiary make no representation or warranty with respect to any information relating to the Company or any Affiliate thereof (other than Parent or Merger Subsidiary), that is included or incorporated by reference in the Proxy Statement.

Section 5.6            Litigation.

(a)           There are no Actions or Proceedings pending or, to Parent’s Knowledge, threatened against Parent or Merger Subsidiary, which would reasonably be expected to prevent or materially delay the ability of the Parent or Merger Subsidiary to perform in all material respects its obligations under this Agreement.

(b)           Neither the Parent nor Merger Subsidiary is a party or subject to, or in default under, any Governmental Directive which would reasonably be expected to prevent or materially delay the ability of the Parent or Merger Subsidiary to perform in all material respects its obligations under this Agreement.

Section 5.7            Ownership of Merger Subsidiary; No Prior Activities.

(a)           Merger Subsidiary was formed solely for the purpose of engaging in the Transactions.

(b)           Except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions (including the Financing), Merger Subsidiary has not, and Merger Subsidiary will not have, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 5.8            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

Section 5.9            Ownership of Common Shares. As of the date hereof, none of Parent, Merger Subsidiary or any other Subsidiary or Affiliate of Parent is the record or beneficial owner of any shares of Company Common Stock.

Section 5.10          No Other Representations or Warranties.

(a)           Except for the representations and warranties contained in Article IV, Parent and Merger Subsidiary acknowledge that neither the Company nor any other Person on behalf of the Company has made, and neither Parent nor Merger Subsidiary has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided to Parent or Merger Subsidiary by or on behalf of the Company.

(b)           In connection with any investigation by Parent and Merger Subsidiary of the Company and its Subsidiaries, Parent and Merger Subsidiary have received or may receive from the Company, the Company’s Subsidiaries and/or their respective Representatives certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Parent and Merger Subsidiary acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Subsidiary are familiar with such uncertainties, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Subsidiary shall have no claim against anyone with respect thereto. Accordingly, except as otherwise provided in Article IV, Parent and Merger Subsidiary acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI

COVENANTS

Section 6.1    Interim Operations of the Company. Except as (x) set forth on Section 6.1 of the Company Disclosure Letter, (y) expressly provided herein or (z) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and its Subsidiaries’ business organization and preserve its relationships with material customers, clients, suppliers and others having material business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (such consent, except with respect to clauses (a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (o), (p) or, solely to the extent relating to the foregoing, (r) below, not to be unreasonably withheld, conditioned or delayed) except as otherwise expressly provided in Section 6.1 of the Company Disclosure Letter or in this Agreement:

(a)           except as contemplated by Section 2.1, amend the Amended and Restated Certificate of Incorporation, as amended or Bylaws of the Company or comparable organizational documents of its Subsidiaries;

(b)           declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries, other than the making of a dividend or other distribution by a wholly-owned Subsidiary to another wholly-owned Subsidiary or to the Company; provided, that the Company may repurchase unvested shares of restricted Company Common Stock upon the termination of employment of the holder thereof to the extent contractually obligated to do so;

(c)           except as contemplated by Sections 2.1 and 3.1, issue or sell, or authorize the issuance or sale of any shares of capital stock (whether unrestricted or restricted) or other securities (equity or debt) of the Company or any of its Subsidiaries, or issue or sell, or authorize the issuance or sale of any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any of the foregoing, or make any other material change in the capital structure of the Company and its Subsidiaries, except for the issuance by the Company of shares of Company Common Stock pursuant to the terms of any Options or other securities convertible into or exchangeable or exercisable for Company Common Stock outstanding on the date hereof and disclosed in Section 4.2(a) of the Company Disclosure Letter;

(d)           except as contemplated by the Company’s budget, a copy of which has been provided to Parent prior to the date hereof, make (or commit to make), or enter into any Contracts (or any amendments, modifications, supplements or replacements to existing Contracts to which the Company or any of its Subsidiaries is a party) to be performed relating to the making of any capital expenditure in excess of $1 million, or in the aggregate for capital expenditures with a value in excess of $3 million;

(e)           acquire, by merging or consolidating with, by purchasing an equity interest in or by purchasing all or a portion of the assets of, any business or Person, in each case which are material to the Company and its Subsidiaries, taken as a whole, other than (A) non-taxable transfers by or among the Company and its Subsidiaries or between the Company’s Subsidiaries, and (B) acquisitions of equipment, inventories and supplies in the ordinary course of business consistent with past practice;

(f)            transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien (other than a Permitted Lien) any of its properties or assets, in each case which are material to the Company and its Subsidiaries, taken as a whole, except (i) pursuant to existing Contracts and commitments described in Section 6.1(f) of the Company Disclosure Letter, (ii) non-taxable transfers between the Company and its Subsidiaries or between the Company’s Subsidiaries, (iii) dispositions of excess or obsolete assets in the ordinary course of business consistent with past practice, and (iv) leases, licenses or sales of the Company’s software or other assets in the ordinary course of business consistent with past practice;

(g)           except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect as of the date hereof or required by applicable Law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except for increases to employees who are not officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or grant severance or termination pay not currently required to be paid under existing severance plans, policies or arrangements unless as agreed between the Parties (such agreement not to be unreasonably withheld), any such payments to include, but not limited to, appropriate stay bonus and/or other similar consideration, (ii) enter into, amend, modify, supplement or replace any employment, benefit, consulting or severance agreement, policy or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, (iii) hire any employee other than (A) any new employee who is hired to replace any current employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated employee) and (B) any new employee who does not replace any current employee pursuant to clause (A) above whose reasonably anticipated annual base salary and bonus will not exceed $200,000 individually or $2.0 million in the aggregate among all such new employees hired pursuant to this clause (B), (iv) establish, adopt, enter into or, except to the extent necessary to retain favorable Tax treatment or avoid adverse Tax treatment, amend, modify, supplement, replace or terminate any bonus, profit sharing, thrift, compensation, stock option, restricted stock, benefit, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the collective benefit of any directors, officers or employees, (v) make any loans or advances to any present or former director, officer or employee of the Company or its Subsidiaries, except in the ordinary course consistent with past practice, or (vi) grant any equity or equity-based awards to any Person;

(h)           except as may be required by applicable Law, GAAP or SEC rules and regulations, make any material changes in any of its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income Tax purposes;

(i)            except as contemplated by Sections 2.1 and 3.1, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to an Acquisition Proposal, except as expressly permitted by Section 6.3;

(j)            incur or assume any Indebtedness, enter into any agreement to incur or assume any Indebtedness, or guarantee or agree to guarantee, any such Indebtedness, other than (i) in the ordinary course of business consistent with past practice under the Company’s senior secured credit facility in effect as of the date of this Agreement or (ii) incurrences that constitute refinancing of existing obligations on terms no less favorable to the Company or its Subsidiaries than existing terms;

(k)           except as provided by this Agreement, under any existing Benefit Plans, agreements or arrangements in effect as of the date hereof or as required by applicable Law, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, restricted stock, insurance or other compensation or benefits;

(l)            pay, discharge, settle or satisfy any material claims, litigation, liabilities or obligations, other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice of (A) liabilities reflected or reserved against in the Company’s January 31, 2006 balance sheet included in the Company SEC Documents, or (B) liabilities (other than material litigation) subsequently incurred in the ordinary course of business consistent with past practice, and (ii)  claims, litigation, liabilities or obligations that in the aggregate do not exceed $3 million;

(m)          plan, announce, implement or effectuate any material reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of employees of the Company or its Subsidiaries, other than routine employee terminations in the ordinary course of business consistent with past practice;

(n)           take any action or omit to take any action which (i) constitutes a violation of any Company Permit, which violations would result or would reasonably be likely to result, individually or in the aggregate, in the modification, suspension, cancellation, termination of any one or more Company Permits, or (ii) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the Surviving Corporation or Parent to obtain and maintain all material authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company Permits in effect as of the date hereof;

(o)           enter into any new material line of business or enter into any agreement that restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business;

(p)           (i) file or cause to be filed any materially amended Tax Returns or claims for refund, (ii) make or rescind any material Tax election or otherwise fail to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary of the Company, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (A) would not materially increase Parent’s, the Company’s or any of the Company’s Subsidiaries’ liability for Taxes for any period, or (B) is required by Law, (iii) incur any material liability for Taxes other than in the ordinary course of business, or (iv) enter into any settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of its Subsidiaries for any period;

(q)           fail to maintain with current or other financially responsible insurance companies insurance on its assets, tangible and intangible, and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

(r)            authorize, agree or commit to take any of the foregoing actions.

Section 6.2            Confidentiality. The Parties acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein or pursuant hereto.

Section 6.3            No Solicitation of Other Offers.

(a)           The Company and its Subsidiaries shall not, and the Company shall use reasonable best efforts to ensure that its Representatives shall not, (i) directly or indirectly, initiate or solicit or knowingly encourage or facilitate any Acquisition Proposal, or (ii) directly or indirectly, engage in or continue any negotiations or discussions concerning, or provide any information or data to, any Person relating to an Acquisition Proposal or execute or enter into any agreement, understanding, letter of intent or arrangement with respect to any Acquisition Proposal (other than a confidentiality agreement described below). Subject to Section 6.3(b), neither the Company nor the Company’s Board of Directors or any committee thereof shall recommend to the Company Stockholders any Acquisition Proposal or approve any agreement with respect to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors or any committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company Stockholders) or from making any legally required disclosure to the Company Stockholders with regard to an Acquisition Proposal (provided that neither the Company nor the Company Board may recommend any Acquisition Proposal unless permitted by Section 6.3(b) below and the Company may not fail to include or make, or withdraw, modify or change in a manner adverse to Parent all or any portion of, the recommendation to the Company Stockholders contemplated by Section 6.5 unless permitted by the terms hereof or by applicable Law), or (ii) (A) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited Acquisition Proposal if the Company’s Board of Directors or any committee thereof receives from the Person so requesting such information an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision), or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii), (x) the Company’s Board of Directors shall have determined in good faith that such Acquisition Proposal constitutes or will result in, or is reasonably likely to result in, a Superior Proposal from the party that made the applicable Acquisition Proposal, and (y) the Company shall have informed Parent promptly following (and in no event later than twenty-four hours after) the taking by it of any such action.

(b)           Notwithstanding anything in this Section 6.3 to the contrary, if the Company’s Board of Directors determines in good faith, in response to an Acquisition Proposal, that such proposal is a Superior Proposal, the Company may terminate this Agreement and/or the Company’s Board of Directors, based upon the recommendation of a special committee appointed by the Company’s Board of Directors, may approve or recommend such Superior Proposal to the Company Stockholders, and immediately prior to or concurrently with the termination of this, Agreement enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal, as applicable; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 6.3(b) the Company pays to Parent the Company Termination Fee payable pursuant to Section 8.3.

(c)           The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal return or destroy all confidential information or data heretofore furnished to it by or on behalf of the Company.

(d)           The Company shall promptly (and in no event later than twenty-four hours) notify (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal and set forth in reasonable detail its material terms and conditions) Parent after receipt of an Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal and thereafter shall keep Parent fully informed of the status and material terms and conditions of such Acquisition Proposal. The Company shall make available to Parent (to the extent it has not already done so) all material non-public information made available to any Person making an Acquisition Proposal at substantially the same time as it provides it to such other Person.

(e)           Prior to taking any of the actions referred to in Section 6.3(a), the Company shall promptly (but in any event within twenty-four hours) notify Parent orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, the Company shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. Without limiting the foregoing, at least three business days prior to taking any of the actions referred to in Section 6.3(b), the Company shall notify Parent of any such action it proposes to take and, during such three business day period, the Company’s Board of Directors shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Company Common Stock that Parent may make during such three business day period.

(f)            From the date of this Agreement, until the earlier of the Effective Date or the date that this Agreement is terminated in accordance with Article VIII, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its Affiliates). During such period, the Company agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.

Section 6.4            Access to Information. From the date of this Agreement, until the earlier of the Effective Date or the date that this Agreement is terminated in accordance with Article VIII, and subject to the requirements of applicable Law, the Company shall, and shall cause each of its Subsidiaries, and shall use its commercially reasonable efforts to cause each of their respective Representatives, to give Parent and its Representatives reasonable access, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers, and to the books and records of the Company and each of its Subsidiaries, except to the extent any such disclosure to Parent and its Representatives would reasonably be expected to result in a waiver of the privilege attached to attorney-client communications (including work product). Parent and Merger Subsidiary, and their Affiliates and Representatives will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Transactions.

Section 6.5            Special Meeting. As promptly as practicable after the execution and delivery of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable Law, duly call, give notice of, convene and hold the Special Meeting, which meeting shall be held as promptly as practicable following the preparation and mailing of the Proxy Statement, and at such Special Meeting, submit this Agreement for adoption by the Company Stockholders. Subject to Section 6.3(b), the Company shall use its reasonable best efforts to obtain the necessary adoption of this Agreement by the Company Stockholders, and, subject to Section 6.3(b), the Board of Directors of the Company shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement at the Special Meeting, and, subject to Section 6.3(b), the Company agrees that it shall include in the Proxy Statement such recommendation of the Board of Directors of the Company that the Company Stockholders adopt this Agreement; provided, however, that if the Company’s Board of Directors determines in good faith, after consultation with its outside counsel, that any of the foregoing actions would be inconsistent with their fiduciary duties under applicable Law, the Company’s Board of Directors may fail to take any such actions and/or, prior to the adoption of this Agreement by the Company Stockholders, may modify or change all or any portion of the recommendation to the Company Stockholders set forth in this Section 6.5.

Section 6.6            Proxy Statement. As promptly as practicable after the execution and delivery of this Agreement, the Company shall:

(a)           prepare and, after consultation with and review by Parent and its outside counsel (which review shall not be unreasonably delayed), file with the SEC a preliminary proxy statement relating to the Transactions and this Agreement and use its reasonable best efforts (i) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by Parent (which review shall not be unreasonably delayed), to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause the Proxy Statement to be mailed to its stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by Parent and its outside counsel (which review shall not be unreasonably withheld, conditioned or delayed) and (ii) subject to Section 6.3(b), to obtain the necessary approvals of this Agreement and the Transactions by the Company Stockholders;

(b)           promptly notify Parent of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or the Proxy Statement or for additional information, and promptly supply Parent and its outside counsel with copies of all written correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary proxy statement, the Proxy Statement or the Transactions;

(c)           promptly inform Parent and its outside counsel if at any time prior to the Special Meeting any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, the Company, with the cooperation of and in consultation with, Parent and its outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement; and

(d)           it is expressly understood and agreed that (i) Parent, Merger Subsidiary and the Company will cooperate with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Proxy Statement (including the preliminary proxy statement and any and all amendments or supplements thereto), (ii) the Company shall give Parent and its outside counsel the opportunity to review and comment on the Proxy Statement prior to it being filed with the SEC and shall give Parent and its outside counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and each of the Company and Parent agrees to use its commercially reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC, and (iii) to the extent practicable and desired by Parent, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions (provided, that in the event that such participation by Parent is not practicable or desired by Parent, the Company shall promptly inform Parent and its counsel of the content of all such communications and the participants involved therein).

Section 6.7            Cooperation. Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Subsidiary shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions (including the satisfaction of the respective conditions set forth in Article VII), and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, rules and regulations to consummate and make effective the Transactions. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Subsidiary shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their commercially reasonable efforts to promptly:

(a)           make any and all filings, recordations, declarations or registrations with, obtain any and all licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, give any and all notices to, take reasonable steps to avoid an Action or Proceeding by, any and all Governmental Entities (including all filings under the HSR Act) and parties to contracts with the Company and its Subsidiaries, in each case prior to the Closing Date, as are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions; it being understood and agreed that:

(i)            the Company and its Subsidiaries shall use their commercially reasonable efforts to cooperate with Parent in any manner reasonably requested by Parent in connection with obtaining at or prior to the Closing all Required Merger Consents. In connection with the foregoing, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make (or commit to make) any payment or otherwise provide (or commit to provide) any value or benefit to any Person in connection with obtaining any Required Merger Consent (except as may be required by the express terms of the respective Company Material Contracts as in effect on the date hereof);

(ii)           each of the Parties shall expeditiously give and make any and all notices and reports required to be made by such Party to the appropriate Persons with respect to Company Permits and each of the Parties shall, prior to the Effective Time, use its commercially reasonable efforts to cooperate with the other in any manner reasonably requested by the other in connection with obtaining at or prior to the Closing the regulatory approvals or consents as may be required by any Governmental Entities in order to obtain and maintain in effect at all times following the Effective Time all Company Permits and other Governmental Approvals necessary to maintain continuity of its relationships with material customers and clients. Without limiting the foregoing, each of the Parties shall, to the extent necessary of such Party, (A) duly and promptly file and process any and all applications necessary to obtain all required regulatory approvals or consents as a result of the consummation of the Transactions, including the amendment of any and all documents required to be amended with respect to the existing licensees under the Company Permits, and (B) duly and promptly file with all appropriate Governmental Entities, and thereafter duly process renewal applications for all of the Company’s licensed Subsidiaries whose licenses will expire during the period from the date of this Agreement and until all of the respective applications shall have been approved; and

(iii)          the Company and its Board of Directors shall, if any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other state takeover statute or similar statute, rule or regulation becomes applicable to this Agreement or the Transactions, take all action within its power, to the extent allowed under applicable Law, to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or, if possible, eliminate the effect of such statute, rule or regulation on the Transactions.

(b)           reasonably cooperate in connection with the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions (including with respect to any stay or temporary restraining order entered by any court or other Governmental Entity), it being understood and agreed that the Company shall promptly notify Parent of any litigation or threatened litigation (including any stockholder litigation), other than where Parent is the adverse party, against the Company and/or its directors relating to any of the Transactions and the Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation; and

(c)           provide, and cause their Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent and its Affiliates or the Surviving Corporation in connection with the Transactions (the “Financing”) including, without limitation, (i) promptly providing to Parent’s financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by Parent or Parent’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the

Transactions, and any financial statements and financial data of type and form customarily included in private placements under Rule 144A of the Securities Act, (ii) making the Company’s officers and other Representatives reasonably available to Parent’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (iii) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Parent’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing;

(d)           work together in good faith to assist in the preparation of a transition plan to be developed by Parent for the integration of the respective businesses of Parent and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, which would be implemented as soon as reasonably practicable on or after the Closing Date, and the Company shall provide, and cause its Representatives to provide any and all reasonable assistance to Parent and its Representatives in furtherance thereof and take all commercially reasonable actions requested by Parent in furtherance thereof; and

(e)           execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

Section 6.8            Public Disclosure. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and each of the Company and Parent shall consult with, and obtain the consent of, the other Party (which shall not be unreasonably withheld, conditioned or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without consulting with or obtaining the prior consent of the other Party, issue such press release or make such public statement as may be required by applicable Law or by any listing agreement with a national securities exchange or automated quotation system to which Parent (or an Affiliate thereof) or the Company, as the case may be, is a party, if such Party has used commercially reasonable efforts to consult with the other Party and to obtain such other Party’s consent, but has been unable to do so in a timely manner.

Section 6.9            Notification of Certain Matters. The Company shall give prompt written notice to Parent and Parent shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event known to such Party, the occurrence or non-occurrence of which has resulted in, or is reasonably likely to result in, any representation or warranty set forth in this Agreement made by such Party to be untrue or inaccurate (taking into account any materiality qualification, to the extent applicable) which would cause the failure of either of the conditions set forth in Sections 7.2(a) or 7.3(a) to be satisfied, (b) any failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder which would cause the failure of either of the conditions set forth in Sections 7.2(a) or 7.3(a) to be satisfied, or (c) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of such Party, threatened which questions or challenges or relates to this Agreement or the consummation of any of the Transactions;

provided, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and that no such notification shall modify the representations or warranties of any Party or the conditions to the obligations of any Party hereunder.

Section 6.10          Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each Subsequent Filing required to be filed by the Company and will promptly deliver to Parent and Merger Subsidiary copies of each such Subsequent Filing. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Subsequent Filings shall be prepared from, and shall be in accordance with, the books and records of the Company and its consolidated Subsidiaries, shall comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and shall fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby except that the unaudited interim financial statements will be subject to normal and recurring year-end adjustments which will not be expected to be material in amount.

Section 6.11          Communication to Employees. The Company and Parent will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Transactions.

Section 6.12          Indemnification of Officers and Directors; Exculpation.

(a)           Without limiting any additional rights that any officer or director may have under any Benefit Plan, the Company’s Amended and Restated Certificate of Incorporation, as amended, or Bylaws, or any indemnification agreement between the Company and its directors and officers in effect as of the date hereof, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company or any of its Subsidiaries  (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including, to the extent indemnifiable thereunder, this Agreement and the Transactions (including, without limitation, pursuant to Section 6.16 hereof)), or taken by them at the request of the Company or any Subsidiary of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law for a period of six years from the Effective Time. Each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided, however, that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim and in which indemnification could be sought by such Indemnified Party hereunder, without the consent of such Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim.

(b)           The certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Amended and Restated Certificate of Incorporation, as amended, and Bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by applicable Law, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Party unless the Surviving Corporation (or any successor to the Surviving Corporation) provides other assurance sufficient to ensure the continued exculpation, indemnification and advancement of expenses of the Indemnified Parties for six years to the fullest extent of the law as provided in such Amended and Restated Certificate of Incorporation, as amended, and Bylaws prior to any such amendment, repeal or modification.

(c)           Prior to the Effective Time, the Company shall (and if it is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain and fully pay for “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that the Company shall use commercially reasonable efforts to minimize the cost of such “tail” insurance policy (it being understood that the Company shall not be required to accept a reduction in the quality of the insurer providing such policy or the scope of the coverage of such policy as compared to the Company’s existing insurer and policy); and provided, further, that the cost of such “tail” insurance policy shall not exceed 300% of the current annual premiums paid by the Company for such insurance (the “D&O Cap”). If the Company and the Surviving Corporation cannot obtain such “tail” insurance policies as of the Effective Time for less than the D&O Cap, the Company and the Surviving Corporation shall obtain a “tail” insurance policy providing benefits and levels of coverage that are available for the amount of the D&O Cap. The Surviving Corporation shall honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries set forth in Section 6.12(c) of the Company Disclosure Letter.

(d)           Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this

Section 6.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)           This Section 6.12 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.12. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Parent and Merger Subsidiary shall pay all reasonable, documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.12.

Section 6.13          Employee Benefits. The employees of the Company and its Subsidiaries (the “Retained Employees”) shall, to the extent permitted by any underlying insurance carrier or service provider, be provided credit for all service with the Company or its Subsidiaries to the same extent as such service was credited for such purpose by the Company or its Subsidiaries, under all benefit plans of Parent or the Surviving Corporation for purposes of eligibility, vesting and benefit accrual. The Surviving Corporation shall give credit to each Retained Employee for earned but unused vacation and accrued vacation. From and after the Effective Time, Parent or the Surviving Corporation shall (i) use commercially reasonable efforts to cause any pre-existing conditions or limitations, actively-at-work requirements and eligibility waiting periods (to the extent that such waiting periods would be applicable) under any group health plan of the Surviving Corporation or Parent to be waived with respect to Retained Employees and their dependents, and (ii) give each Retained Employees credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made. This Section 6.13 is not intended to confer upon any person other than the Parties any rights or remedies.

Section 6.14          Modification of Debt Commitment Letter. Parent shall promptly forward to the Company a copy of all credit documentation (excluding any fee letters which, by their terms, are confidential) prepared pursuant to the Debt Commitment Letter. From and after the date hereof until the Closing, Parent shall not amend, modify or supplement, or permit the amendment, modification or supplementation of, the Debt Commitment Letter in a manner that would materially impair, delay or prevent the consummation of the Transactions without the Company’s prior written consent. Parent shall use its reasonable best efforts to (a) satisfy on a timely basis all material terms, conditions, representations and warranties applicable to Parent set forth in the Debt Commitment Letter; (b) negotiate definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter or on other terms acceptable to Parent and not in violation of this Section 6.14; and (c) enforce its rights under the Debt Commitment Letter. Parent shall furnish correct and complete copies of all such definitive agreements (excluding any fee letters which, by their terms, are confidential) to the Company promptly upon their execution. If any portion of the Debt Financing becomes unavailable on the terms and conditions described above, Parent shall use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions (on terms and conditions that are no less favorable from the standpoint of the Company than the terms and conditions as set forth in the Debt Commitment Letter). Parent and Merger Subsidiary shall keep the Company promptly apprised of material developments of which Parent and Merger Subsidiary become aware relating to the Debt Financing, including any breach by any party or any termination of the Debt Commitment Letter or any other document relating to the Debt Financing.

Section 6.15          Conveyance Taxes. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable by the Company or any of its Subsidiaries in connection with the Transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Party incurring such Taxes and fees shall be solely responsible for paying any such Taxes and fees.

Section 6.16          Company 401(k) Plan. At Parent’s request, immediately prior to the Effective Time, the Company’s Board of Directors shall adopt resolutions terminating the Company’s 401(k) Plan (the “401(k) Plan”) effective immediately prior to the Effective Time. Following the Effective Time, the Retained Employees shall be entitled to participate in the 401(k) plan sponsored by Parent.

Section 6.17          Freely Available Cash. The Company shall use commercially reasonable efforts, subject to Section 6.1 above, to maximize the amount of Freely Available Cash for use in connection with the consummation of the Merger.

ARTICLE VII

CONDITIONS TO EFFECT THE TRANSACTIONS

Section 7.1            Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party to this Agreement to effect the Transactions shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)           Stockholder Approval. This Agreement shall have been duly adopted by the requisite affirmative vote of the Company Stockholders in accordance with applicable Law and the Amended and Restated Certificate of Incorporation, as amended, and Bylaws of the Company.

(b)           Governmental Approvals. (i) All waiting periods (and any extension thereof) under the HSR Act relating to the Transactions will have expired or terminated early and (ii) all other approvals in respect of any similar merger control or competition clearance Law of any jurisdiction relating to the Transactions will have been obtained, except to the extent that the failure to obtain any such approvals pursuant to this clause (ii) would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

(c)           No Restraints. There shall be no preliminary or permanent order or injunction of a court or other Governmental Entity of competent jurisdiction precluding, restraining, enjoining or prohibiting consummation of the Transactions and there shall not be instituted or pending any Action or Proceeding by any Governmental Entity seeking to preclude, restrain, enjoin or prohibit consummation of the Transactions.

(d)           Illegality. There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any Governmental Entity that prohibits or makes illegal the consummation of the Transactions.

Section 7.2            Conditions to Parent’s and Merger Subsidiary’s Obligation to Effect the Transactions. The obligation of Parent and Merger Subsidiary to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Subsidiary to the extent permitted by applicable Law:

(a)           Performance of Obligations; Representations and Warranties. (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement (other than the Identified Company Representations) shall be true and correct in all respects (and with respect to representations and warranties that are qualified by materiality or Company Material Adverse Effect, disregarding any such qualifications) on the date hereof and as of the Effective Time as if made on and as of such dates (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) unless, with respect to any failure of a representation or warranty (other than an Identified Company Representation) to be true and correct as of the date hereof and as of the Effective Time (or such certain date), such failure, together with all other failures, would not result or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, (iii) each of the Identified Company Representations shall be true and correct in all respects on the date hereof and as of the Effective Time as if made on and as of such dates (other than Identified Company Representations which address matters only as of a certain date, which shall be true and correct as of such certain date) unless, with respect to any unintentional failure of an Identified Company Representation to be true and correct as of the date hereof and as of the Effective Time (or such certain date), such failure, together with all other failures, would not be reasonably expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates of more than $10 million in the aggregate and (iv) Parent shall have received a certificate signed on behalf of the Company by an executive officer thereof to such effect.

(b)           No Litigation. There shall not be instituted, pending or threatened any Action or Proceeding by any Governmental Entity (i) seeking to restrain or prohibit the making or consummation of the Transactions or seeking to obtain from the Company, Parent or

Merger Subsidiary or any of their respective Subsidiaries or Affiliates any damages that are material in relation to the Company and the Company’s Subsidiaries taken as whole, or (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or Affiliates, or to compel the Company, Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or Affiliates, as a result of the Transactions. No requirement of Law shall have been issued, enacted, enabled, promulgated or enforced by any Governmental Entity which would reasonably be expected to result in a Company Material Adverse Effect.

(c)           Company Material Adverse Effect. There shall not have occurred any event that has resulted, or which would reasonably be expected to result, in a Company Material Adverse Effect.

(d)           Dissenters. The holders of not more than 10% of the outstanding Company Common Stock shall have demanded appraisal of such shares in accordance with the DGCL.

Section 7.3            Conditions to the Company’s Obligation to Effect the Transactions. The obligation of the Company to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a)           Performance of Obligations; Representations and Warranties. (i) Each of Parent and Merger Subsidiary shall have performed in all material respects each of their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) each of the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct in all respects (and with respect to representations and warranties that are qualified by materiality or material adverse effect, disregarding any such qualifications) on the date hereof and as of the Effective Time as if made on and as of such dates (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), unless, with respect to any failure of a representation or warranty to be true and correct as of the date hereof and the Effective Time (or such certain date), such failure, together with all other failures, would not result in or would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the ability of Parent or Merger Subsidiary to duly perform their respective obligations under this Agreement or to consummate the Transactions on a timely basis, and (iii) the Company shall have received a certificate signed on behalf of Parent and Merger Subsidiary by an executive officer thereof to such effect.

ARTICLE VIII

TERMINATION

Section 8.1            Termination. This Agreement may be terminated and the Transactions may be abandoned, whether before or after the adoption of this Agreement by the

Company Stockholders (except as otherwise provided below) at any time prior to the earlier to occur of (a) the Effective Time or (b) the satisfaction or waiver of each closing condition set forth in Sections 7.1, 7.2 and 7.3, by written notice by the terminating Party to the other Parties, as follows:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company, if the Transactions shall not have been consummated on or prior to 180 days after the signing of this Agreement (or such later date as may be agreed to in writing by Parent and the Company) (as the same may be extended from time to time as contemplated below, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose material failure to fulfill any of its obligations under this Agreement has been the principal cause of the failure of the Transactions to have been consummated;

(c)           by either Parent or the Company, if a Governmental Entity or court of competent jurisdiction shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such order, decree ruling or action;

(d)           by either Parent or the Company, if at the Special Meeting (including any adjournment or postponement thereof permitted by this Agreement), the requisite vote of the Company Stockholders adopting this Agreement shall not have been obtained upon a vote taken thereof;

(e)           by Parent, if (i) the Company shall have (A) withdrawn, modified or amended, or publicly proposed to withdraw, modify or amend, in a manner adverse to Parent or Merger Subsidiary, the adoption of this Agreement or any of the Transactions or its recommendation that the Company Stockholders vote in favor of the adoption of this Agreement at the Special Meeting, or (B) approved or recommended or entered into any agreement, arrangement or understanding (other than confidentiality agreements permitted pursuant to Section 6.3(a)) with respect to, any Acquisition Proposal, (ii) the Company’s Board of Directors or any committee thereof shall have resolved to take any of the actions set forth in preceding subclause (i), or (iii) an offer constituting an Acquisition Proposal is made and the Board of Directors of the Company recommends acceptance of such offer by the Company Stockholders;

(f)            by the Company, prior to the adoption of this Agreement by the Company Stockholders, if a Superior Proposal is received by the Company and the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that the termination of this Agreement and entry into an agreement to effect the Superior Proposal is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Law; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if (i) such Superior Proposal resulted from a breach of its obligations under

Section 6.3, and (ii) (A) until three Business Days have elapsed following delivery to Parent of a written notice of such proposed determination by the Board of Directors of the Company and during such three Business Day period the Company has negotiated in good faith and cooperated with Parent (including informing Parent of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal), (B) at the end of such three Business Day period, the Board of Directors of the Company continues to believe in good faith that the Acquisition Proposal continues to constitute a Superior Proposal (after taking into consideration any proposed changes to the terms of this Agreement by Parent after the receipt of written notice), and the Board of Directors of the Company continues to reasonably determine in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, and (C) (1) prior to or substantially simultaneously with such termination, Parent has received all fees and expense reimbursements set forth in Section 8.3 by wire transfer in same day funds, and (2) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

(g)           by Parent, if there shall have been a material breach by the Company of any provision of Section 6.3(a);

(h)           by Parent, if any representation or warranty on the part of the Company set forth in this Agreement fails to continue to be true and correct or there has been a breach of or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, which failure, breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the twentieth business day following receipt by the Company of written notice of such breach from Parent; or

(i)            by the Company, if any representation or warranty on the part of Parent or Merger Subsidiary set forth in this Agreement fails to continue to be true and correct or there has been a breach of or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement, which failure, breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the twentieth business day following receipt by Parent of written notice of such breach from the Company.

The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 8.2            Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Merger Subsidiary, or their respective officers, directors, stockholders or Affiliates; provided, that the provisions of this Section 8.2, Section 8.3 and Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, the Parties agree that the payments contemplated by Sections 8.3(b), (c) and (d) represent the sole and exclusive remedy of the Parties and that, except for the payments expressly set forth in Sections 8.3(b), (c) and (d), none of the Parties or any of their respective Affiliates shall have any liability or obligation of any kind or nature whatsoever arising out of the termination of this Agreement, any breach by any Party giving rise to such termination, or the failure of the transactions contemplated by this Agreement to be consummated, whether arising in contract, tort or otherwise; provided, that no termination of this Agreement shall relieve any Party from liability for any breach of this Agreement; provided, further, that (i) none of Parent, Merger Subsidiary or any of their respective Affiliates shall be liable in connection with any such termination of this Agreement in an amount in excess of ten percent (10%) of the sum of the Cash Merger Consideration and the Option Consideration (less any amounts paid by such Party pursuant to Section 8.3 below) and (ii) the Company shall not be liable in connection with any such termination of this Agreement in an amount in excess of six percent (6%) of the sum of the Cash Merger Consideration and the Option Consideration (less any amounts paid by such Party pursuant to Section 8.3 below).

Section 8.3            Fees and Expenses; Termination Fee.

(a)           Except as set forth in Section 8.2 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.

(b)           In the event that this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(h) (and, in the case of a termination pursuant to Section 8.1(h), the breach giving rise to Parent’s right to terminate this Agreement was either (i) a breach of a covenant or (ii) a willful and material breach of a representation or warranty), the Company shall pay Parent (by wire transfer of immediately available funds), concurrently with (and as a condition to) such termination in the event of a termination by the Company pursuant to Section 8.1(d) or within one Business Day following a termination of this Agreement pursuant to Section 8.1(h) or by Parent pursuant to Section 8.1(d), an amount equal to the Expenses of Parent, Merger Subsidiary and their respective Affiliates, not to exceed $3.5 million (the “Company Expense Reimbursement”).

(c)           In the event that (i) this Agreement is terminated by the Company pursuant to Section 8.1(f), by Parent pursuant to Section 8.1(e) or by the Company for any reason at any time after Parent becomes entitled to terminate this Agreement pursuant to Section 8.1(e), or (ii) (A) an Acquisition Proposal has been made, proposed, communicated or disclosed or a Person has indicated an intention (whether or not conditional) to make, propose, communicate or disclose an Acquisition Proposal, (B) solely with respect to a termination pursuant to Section 8.1(d), such Acquisition Proposal or indication of intention has been made publicly, (C) such Acquisition Proposal or indication of intention is not withdrawn at least three Business Days prior to the event giving rise to a right to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(h), (D) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(h) and (E) solely with respect to a termination pursuant to Section 8.1(d), within twelve months following the date of such termination, the Company enters into any contract or agreement relating to, or consummates, any Acquisition Proposal, then in any such event Parent shall be entitled to receive from the Company, as liquidated damages and not as a penalty, an amount equal to four percent (4%) of the sum of the Cash Merger Consideration and the Option Consideration less the amount of the Company Expense Reimbursement, if any, actually paid pursuant to Section 8.3(b) (the “Company Termination Fee”). The Company Termination Fee shall be paid concurrently with (and as a condition to) any termination of this Agreement by the Company giving rise to the payment of such Company Termination Fee or within one Business Day following a termination of this Agreement by Parent giving rise to the payment of such Company Termination Fee.

(d)           In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.1(b) and, at the time of such termination, all of the conditions set forth in Article VII, other than such conditions that by their nature are to be satisfied at the Closing, have been satisfied, or (ii) by the Company pursuant to Section 8.1(i), then the Company shall be entitled to receive from Parent an amount equal to four percent (4%) of the sum of the Cash Merger Consideration and the Option Consideration (the “Parent Termination Fee”); provided, that the Parent Termination Fee shall be an amount equal to ten percent (10%) of the sum of the Cash Merger Consideration and the Option Consideration, as liquidated damages and not as a penalty, in the event that at the time of termination there has been a failure to receive the proceeds of the Debt Financing (or an alternative financing as contemplated by Section 6.14) to the extent such failure arose out of or resulted from an act, omission, change, event, development, circumstance or occurrence of or with respect to Parent or any of its Affiliates. The Parent Termination Fee shall be paid within one Business Day following a termination of this Agreement by the Company giving rise to the payment of such Parent Termination Fee.

(e)           The Company and Parent acknowledge that the Company Termination Fee and the Parent Termination Fee provided for in this Section 8.3 is an integral part of the Transactions and not a penalty, and that, without the Company Termination Fee and the Parent Termination Fee provided for above, neither the Company, Parent nor Merger Subsidiary would enter into this Agreement.

Section 8.4            Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Transactions by the Company Stockholders; provided, that after any such approval, no amendment shall be made that, by applicable Law, requires further approval by such Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.5            Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1            No Survival of Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and each of Parent and Merger Subsidiary, on the other hand, contained in this Agreement or in any document, certificate or instrument delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent or  Merger Subsidiary shall be under any liability whatsoever with respect to any such representation and warranty. This Section 9.1 shall have no effect upon any other obligations of the Parties, whether to be performed before or after the Effective Time.

Section 9.2            Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered when delivered in person, by overnight courier or telecopier to the respective Parties as follows:

(a)	if to Parent or Merger Subsidiary, to:

Magellan Holdings, Inc.
13560 Morris Road
Alpharetta, GA 30004
	Attention:	Chief Executive Officer
	Telephone:	(678) 319-8554
	Facsimile:	(678) 319-7951

with a copy to:

Golden Gate Private Equity, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111
	Attention:	David Dominik
Prescott Ashe
	Telephone:	(415) 627-4500
	Facsimile:	(415) 627-4501

and a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601-6636
	Attention:	Jeffrey C. Hammes, P.C.
Gary M. Holihan, P.C.
	Telephone:	(312) 861-2000
(312) 861-2200

(b)	if to the Company, to:

SSA Global Technologies, Inc.
500 West Madison
Chicago, Illinois 60661
	Attention:	Kirk Isaacson, Esq.
Executive Vice President,
General Counsel and Secretary
	Telephone:	312-258-6000
	Facsimile:	312-474-7500

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
	Attention:	Robert B. Loper, Esq.
Richard A. Presutti, Esq.
	Facsimile:	212-593-5955

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

Section 9.3            Entire Agreement. This Agreement (including the Company Disclosure Letter and the other documents and instruments referred to herein that are to be delivered at the Closing) and the Confidentiality Agreement, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof.

Section 9.4            No Third Party Beneficiaries. Except for the provisions of Section 6.12, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

Section 9.5            Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, (a) to one or more of their Affiliates so long as it remains primarily obligated with respect to any such delegated obligation or (b) to its or its Affiliates’ lenders as collateral security. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.6            Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

Section 9.7            Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.8            Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions are not effected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent.

Section 9.9            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules).

Section 9.10          Submission to Jurisdiction. Each Party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the State of Delaware or the Court of Chancery of the State of Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts, in the manner provided for notice in Section 9.2 or otherwise. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.10.

Section 9.11          Remedies; Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy at Law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity shall, subject to Section 9.10, be entitled to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy and all available remedies shall be cumulative.

Section 9.12          Waiver of Jury Trial. EACH OF PARENT, MERGER SUBSIDIARY, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUBSIDIARY, OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of this page intentionally left blank. Signature page follows]

IN WITNESS WHEREOF, each of Parent, Merger Subsidiary and the Company has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

SSA GLOBAL TECHNOLOGIES, INC.

By:	/s/ Kirk Isaacson
Name:	Kirk Isaacson
Title:	Executive Vice President, General Counsel and Secretary

GLOBETROT MERGER SUB, INC.

By:	/s/ C. James Schaper
Name:	C. James Schaper
Title:	President

MAGELLAN HOLDINGS, INC.

By:	/s/ C. James Schaper
Name:	C. James Schaper
Title:	President

Signature page to Merger Agreement

Schedule 1.1(a)

Michael Greenough- Chairman of the Board, President and Chief Executive Officer
Graeme Cooksley- Executive Vice President, Sales and Marketing
Stephen Earhart- Executive Vice President and Chief Financial Officer
Kirk Isaacson- Executive Vice President, General Counsel and Secretary

Schedule 1.1(b)

C. James Schaper- Chairman of the Board, President and Chief Executive Officer
Kevin Samuelson- Senior Vice President, Mergers & Acquisitions and Integration